                                                                  Exhibit (c)(3)

  PRIVATE AND CONFIDENTIAL











  SPECIAL INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS --
  HANOVER FOODS CORPORATION
--------------------------------------------------------------------------------
  TRANSACTION REVIEW




  NOVEMBER 22, 2004

  RYAN BECK & CO.
       Excellence in Financial Services

PRIVATE AND CONFIDENTIAL
--------------------------------------------------------------------------------

  The attached materials have been compiled and prepared by Ryan Beck & Co., Inc. solely for the use and information of the Board of Directors of Hanover Foods Corporation. Such materials are not intended for viewing by any other person or party for any purpose, and no such review should be undertaken without the prior written consent of Ryan Beck & Co., Inc., through one of more of its authorized officers, except Hanover may include these materials in any materials as required by the Securities and Exchange Commission.

  Portions of the information contained herein are not publicly available and are not intended for public dissemination. The public disclosure or personal use of such information may be actionable under applicable federal and/or state securities law.




















RYAN BECK & CO._________________________________________________________________
                                                                               2

              |
    TABLE OF  |     I.  TRANSACTION OVERVIEW ..............................4
    CONTENTS  |
              |    II.  OVERVIEW OF HANOVER FOODS ........................13
              |
              |   III.  STOCK TRADING ANALYSIS ...........................16
              |
              |    IV.  TRANSACTION EVALUATION ...........................23
              |
              |     V.  CONCLUSION .......................................35
              |
              |    VI.  DRAFT FAIRNESS OPINION ...........................39
              |
              |
              |
              |
              |
              |
              |
              |
              |
              |
              |
              |

RYAN BECK & CO._________________________________________________________________
                                                                               3

________________________________________________________________________________
                             I. TRANSACTION OVERVIEW

TRANSACTION OVERVIEW
________________________________________________________________________________

  Transaction       [_]  Hanover Foods Corporation ("Hanover" or the "Company")
  Summary:               is contemplating commencing a tender offer to purchase
                         for cash all shares of its Class A common stock (the
                         "Shares") held by shareholders owning 15 or fewer
                         Shares (the "Transaction")

                    [_] The purpose of the Transaction is to reduce the number of shareholders of record of Hanover's Shares to less than 300 so that Hanover can terminate the registration of its Shares under the Securities Exchange Act of 1934 (the "Exchange Act")

                         - Hanover's Class B common stock is not registered under the Exchange Act and will not be part of the Transaction

                    [_] Hanover management has indicated to Ryan Beck that the sole purpose of the Transaction is to reduce the costs and expenses which would otherwise be incurred if the Company's Shares continued to be registered under
                         Section 12 of the Exchange Act

                    [_] Deregistration would result in Hanover's shares being de-listed from the Over-the-Counter Bulletin Board ("OTCBB") on which they are presently quoted

                         - Assuming Hanover meets certain requirements, Hanover's Shares are expected to be quoted on the Pink Sheets


                                                                  (continued...)



RYAN BECK & CO._________________________________________________________________
                                                                               5

TRANSACTION OVERVIEW
________________________________________________________________________________

  Transaction       [_]  Assuming a successful Transaction and following
  Summary:               deregistration, management has indicated to Ryan Beck
  (...continued)         it intends to recommend to Hanover's Board of Directors
                         that the Company do the following:

                          - Encourage broker-dealers to make a market in the Pink Sheets for Hanover's Shares and supply the information required by Rule 15c2-11 of the Exchange Act to permit trading to occur on the Pink Sheets

                          - Retain the corporate governance policies and procedures already adopted pursuant to the Sarbanes-Oxley Act of 2002

                          - Provide Hanover's shareholders a quarterly earnings report

                          - Provide Hanover's shareholders an annual report and/or proxy statement which would contain the following:

                               o  Audited financial statements

                               o A disclosure of any material transaction between the Company or any subsidiary and John Warehime or members of his immediate family, in the same detail (and subject to the same exceptions and definitions) as would be required if the Company continued to have its Shares registered under Section 12 of the Exchange Act

                               o A disclosure of any material transaction between the Company or any subsidiary and any other director or executive officer of the Company, in the same detail (and subject to the same exceptions and definitions) as would be required if the Company continued to have its Shares registered under Section 12 of the Exchange Act

                               o A disclosure of all material compensation arrangements between the Company or any subsidiary and John Warehime or members of his immediate family, in the same detail (and subject to the same exceptions and definitions) as would be required if the Company continued to have its Shares registered under Section 12 of the Exchange Act


RYAN BECK & CO._________________________________________________________________
                                                                               6

TRANSACTION OVERVIEW
____________________________________________________________________________________________________________________
  Transaction       [_]   Purchaser:                          Hanover Foods Corporation
  Terms:

                    [_]   Transaction Currency:               Cash

                    [_]   Eligibility:                        Shareholders of 15 or fewer Shares

                    [_]   Tender Price per Share (1):         $131.00

                    [_]   Stock Price(2):                     Current - $87.25
                                                              30-Day Average - $88.67
                                                              90-Day Average - $87.20

                    [_]   Tender Price Premium:               50.1% over current price
                                                              47.7% over 30-Day Average
                                                              50.2% over 90-Day Average

                    [_]   Number of Eligible Shareholders:    102

                    [_]   Maximum Number of Shares
                          Eligible for Tender Offer:          662

                    [_]   Maximum Consideration:              $86,722

                    [_]   Source of Funds:                    Hanover treasury

                    [_]   Commencement Date:                  TBD

                    [_]   Expiration Date:                    TBD

                          (1)   Based on independent valuation as of September 30, 2004, performed by Gocial
                                Gerstein, LLC. Ryan Beck did not complete an independent valuation analysis

                          (2)   As of October 22, 2004






RYAN BECK & CO._________________________________________________________________
                                                                               7

TRANSACTION OVERVIEW
________________________________________________________________________________

  Valuation:      [_]   The Tender Price of $131.00 per share represents the
                        appraised value of Hanover's Shares as determined through an independent appraisal by Gocial Gerstein, LLC, certified public accountants

                          - Ryan Beck has relied upon this appraisal and has not performed its own independent valuation analysis

                          - Hanover has assumed that the Tender Price is fair because it has been determined by an independent, professional appraisal firm and has not engaged Ryan Beck & Co. to perform and independent valuation analysis

                  [_] The Tender Price represents a 50.1% premium to the price quoted on the OTCBB on October 22, 2004

                          - Due to the limited trading activity in Hanover's Shares, the price quoted on the OTCBB may not accurately reflect the fair value of the Shares

















RYAN BECK & CO._________________________________________________________________
                                                                               8

TRANSACTION OVERVIEW
________________________________________________________________________________

  Pink Sheets     [_]   Following the Transaction and deregistration, Hanover's
  Overview:             Shares may  be quoted on the Pink Sheets

                  [_] Since 1904, the Pink Sheets has provided pricing and financial information for the over-the-counter ("OTC") securities markets

                  [_] The Pink Sheets serves as a centralized quotation service for broker/dealers, issuers and investors that collects and publishes market maker quotes for OTC securities

                  [_] The Pink Sheets is neither an SEC Registered Stock Exchange nor an NASD broker/dealer

                  [_] Securities become listed on the Pink Sheets as a result of a market maker providing a quote on the security and are exempt from the SEC's registration requirements

                  [_] Through anecdotal evidence, Ryan Beck believes the Pink Sheets to be an inefficient and relatively illiquid market for trading securities

                         - The OTCBB market on which Hanover's Shares are presently quoted is likewise an inefficient and relatively illiquid market








RYAN BECK & CO._________________________________________________________________
                                                                               9

TRANSACTION OVERVIEW
________________________________________________________________________________


                      Calculation of Maximum Consideration
                      ------------------------------------

                                          Stockholder Accounts
                                       ---------------------------

                                                     Holding Less
                                        Total       than 15 Shares
                                       -------      --------------
   Listed                                  332                 100
   Brokerage / "Street Name"                35                   2
                                       -------      --------------
   Number of Accounts                      367                 102
   ---------------------------------------------------------------
   Number of Shares Held               287,996                 662
   Tender Offer Price                                      $131.00
                                                    --------------
   Maximum Consideration                                $86,722.00











RYAN BECK & CO._________________________________________________________________
                                                                              10

ROLE OF RYAN BECK
________________________________________________________________________________

  Ryan Beck & Co. ("Ryan Beck") has been engaged by the Special Independent Committee of the Board of Directors of Hanover (the "Board") to issue an opinion to the Board as to the fairness of the Transaction, relying upon the appraisal and valuation of the Shares conducted by Gocial Gerstein, LLC

  In connection with the rendering of its opinion, Ryan Beck, among other things:

        [_]  reviewed the draft Offer to Purchase and draft Schedule 13E-3;

        [_] read and relied upon the September 30, 2004 valuation report prepared by Gocial Gerstein, LLC;

        [_] reviewed Hanover's 10-K, as amended, for the fiscal year ended May 30, 2004 and 10-Q for the quarterly period ended August 29, 2004;

        [_] reviewed the historical market prices and trading volume of Hanover's Shares;

        [_] toured Hanover's facilities in Hanover, PA and met with Gary Knisely, Chief Financial Officer of Hanover, and Pietro Giraffa, Vice President - Chief Accounting Officer of Hanover;

        [_] reviewed Hanover's projections for the fiscal year ending May 31, 2005 and assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hanover management as to the future financial performance of Hanover;

        [_] performed such other analyses and considered such other factors as Ryan Beck deemed appropriate;

                                                                  (continued...)




RYAN BECK & CO._________________________________________________________________
                                                                              11

________________________________________________________________________________


        [_] assumed no responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects; and

        [_] did not make an independent evaluation, appraisal or verification of the assets or liabilities (contingent or otherwise of Hanover) nor was Ryan Beck furnished with any such evaluations or appraisals




















RYAN BECK & CO._________________________________________________________________
                                                                              12

________________________________________________________________________________
                         II. OVERVIEW OF HANOVER FOODS

OVERVIEW OF HANOVER
________________________________________________________________________________


      [_]    Hanover is a vertically integrated processor of food products

              - Products include canned vegetables, beans, pasta, frozen vegetables, frozen meat products, food entrees, refrigerated and fresh foods, canned and frozen mushrooms, potato chips, pretzels and other snack foods

      [_] Hanover is involved in the growing, processing, canning, freezing, packaging, marketing and distribution of its products

      [_] Hanover sells its products under its own trademark as well as other branded, customer and private labels

      [_] Hanover operates 11 facilities in Pennsylvania, 1 in each of Maryland, Delaware and New Jersey and two in Guatemala

      [_] Hanover's strongest retail sales are in the mid-Atlantic region and in Florida

              - Recently introduced products have enabled Hanover to increase and expand its distribution throughout the East coast

              - Distribution in the remainder of the United States in primarily limited to food service, military and industrial customers

      [_]    Hanover was incorporated in 1924 in Harrisburg, Pennsylvania

      [_] As a result of Hanover broadly distributing stock to management, employees and others close to the Company, Hanover was required to register its Shares with the SEC in 1988







RYAN BECK & CO._________________________________________________________________
                                                                              14

HISTORICAL AND PROJECTED INCOME STATEMENTS
____________________________________________________________________________________________________


                                                   ACTUAL                              PROJECTED
                                -----------------------------------------------------  ---------
                                28-MAY-00  03-JUN-01  02-JUN-02  01-JUN-03  30-MAY-04  31-MAY-05
                                ---------  ---------  ---------  ---------  ---------  ---------
   Net Sales                     $277,334   $293,503   $290,103   $290,311   $318,028   $358,000
   Cost of Goods Sold             225,294    242,989    236,267    244,302    270,979    304,000
                                 --------   --------   --------   --------   --------   --------
   Gross Profit                    52,040     50,514     53,836     46,009     47,049     54,000

   Selling Expenses                21,507     24,603     23,588     12,192     12,053     14,400
   Administrative Expenses         13,232     13,259     14,624     15,767     16,121     17,000
                                 --------   --------   --------   --------   --------   --------
   Operating Profit                17,301     12,652     15,624     18,050     18,875     22,600
   Interest Expense                 4,038      4,628      3,603      2,792      2,322      2,700
   Other (Income) Expense, Net       (385)    (1,134)      (371)      (270)      (474)      (100)
   Earnings Before Income
   Taxes                           13,648      9,158     12,392     15,528     17,027     20,000
   Income Taxes                     5,029      2,497      5,121      5,654      5,586      7,000
                                 --------   --------   --------   --------   --------   --------
   Net Earnings                  $  8,619   $  6,661   $  7,271   $  9,874   $ 11,441   $ 13,000
                                 ========   ========   ========   ========   ========   ========



                                                                      Source: Hanover Management










RYAN BECK & CO._________________________________________________________________
                                                                              15

________________________________________________________________________________
                           III. STOCK TRADING ANALYSIS

STOCK TRADING ANALYSIS
________________________________________________________________________________


                                                   Closing Stock Prices
      Daily for the                          ---------------------------------
     Following Dates      Time Period         High   Low      Average   Median

   04/22/04 - 10/22/04    Six Months         89.50  82.00      85.35    85.00
   10/22/03 - 10/22/04    One Year           95.00  73.50      85.32    86.00
   10/22/02 - 10/22/04    Two Year           95.00  49.25      72.45    73.50
   10/22/01 - 10/22/04    Three Year         95.00  48.00      65.89    61.00
   10/22/99 - 10/22/04    Five Year          95.00  48.00      62.66    58.00
   10/24/94 - 10/22/04    Ten Year           95.00  31.00      55.34    54.00

                                                       Volume
      Daily for the                   ----------------------------------------
     Following Dates      Time Period     High   Low   Average  Median   Total

   04/22/04 - 10/22/04    Six Months     1,180    0       22      0      2,859
   10/22/03 - 10/22/04    One Year       2,201    0      117      0     29,714
   10/22/02 - 10/22/04    Two Year      15,200    0      184      0     93,014
   10/22/01 - 10/22/04    Three Year    15,200    0      140      0    105,914
   10/22/99 - 10/22/04    Five Year     49,500    0      147      0    184,914
   10/24/94 - 10/22/04    Ten Year      50,500    0      184      0    462,914



                                                               Source: Bloomberg






RYAN BECK & CO._________________________________________________________________
                                                                              17

STOCK TRADING ANALYSIS
________________________________________________________________________________


                       October 24, 1994 - October 22, 2004









                             [Graphic Appears Here]


















                                                         Source: Bloomberg
RYAN BECK & CO._________________________________________________________________

STOCK TRADING ANALYSIS
________________________________________________________________________________


                       October 22, 1999 - October 22, 2004







                             [Graphic Appears Here]




















                                                         Source: Bloomberg
RYAN BECK & CO._________________________________________________________________

STOCK TRADING ANALYSIS
________________________________________________________________________________


                       October 22, 2003 - October 22, 2004













                             [Graphic Appears Here]
















                                                         Source: Bloomberg
RYAN BECK & CO._________________________________________________________________

VOLUME AT PRICE TRADING ANALYSIS
________________________________________________________________________________

              Two Year Period: October 22, 2002 - October 22, 2004








                             [Graphic Appears Here]







                                                                % of Total
           Trading       Days in      % of Total     Trading      Trading
            Range         Range      Days Traded      Volume      Volume

         $40 - $49.99       13           2.57%           400       0.43%
         $50 - $59.99      112          22.18%        11,300      12.15%
         $60 - $69.99       89          17.62%        37,400      40.21%
         $70 - $79.99       77          15.25%        23,210      24.95%
         $80 - $89.99      146          28.91%         9,937      10.68%
         $90 - $99.99       68          13.47%        10,767      11.58%
                     ---------------------------------------------------
                 TOTAL:    505         100.00%        93,014     100.00%
                     ===================================================








                                                         Source: Bloomberg
RYAN BECK & CO._________________________________________________________________

STOCK TRADING ANALYSIS
________________________________________________________________________________

  Conclusion:       [_]   Ryan Beck has reviewed the trading activity in
                          Hanover's Shares over the last 10 years

                    [_] Since October 1994, a total of 462,914 Shares have been traded, resulting in a 10-year daily trading average of 184 Shares per day

                            - The heaviest day of trading occurred in April 1999
                              when 50,500 Shares were traded

                    [_] Since October 2003, the trading average has dropped to 117 Shares per day

                           - Based on the volume-weighted average trading price over that time period, Shares with an aggregate value of approximately $10,023 traded each day (source: Bloomberg)

                    [_] Ryan Beck believes institutional investors require daily trading volume to be at least (i) 100,000 shares per day or (ii) $1 million of value per day in order to believe a stock has sufficient liquidity to support an investment

                    [_] Ryan Beck believes the market for Hanover's shares is currently highly illiquid and has been for the last ten years

                    [_] Based on the current level of limited liquidity, Hanover's continuing shareholders should not be materially adversely impacted by a further reduction in liquidity resulting from the Transaction




RYAN BECK & CO._________________________________________________________________
                                                                              22

________________________________________________________________________________
                           IV. TRANSACTION EVALUATION

TRANSACTION EVALUATION
________________________________________________________________________________

  Introduction:     [_]   The exhibits on the following slides present a
                          quantitative cost-benefit analysis of the Transaction, including the costs of the tender offer and the cost savings associated with no longer operating as a public company




                    [_] All estimates for projected costs and cost savings have been provided by Hanover management






















RYAN BECK & CO._________________________________________________________________
                                                                              24

TRANSACTION EVALUATION
________________________________________________________________________________


                          ESTIMATED TENDER OFFER COSTS
   _____________________________________________________________________________

                                                        MANAGEMENT ESTIMATES
   Blank Rome LLP Legal Costs                           $            200,000

   Maximum Tender Offer Consideration                                 86,722

   Ryan Beck & Co. Opinion (1)                                        80,000

   BDO Seidman LLP Accounting Costs                                   20,000

   Printing and Mailing Costs (2)                                     10,000

   SEC Filing Costs (2)                                               10,000
                                                        --------------------
                                                        --------------------
   TOTAL ESTIMATED COSTS (3)                            $            406,722
                                                        --------------------
   (1) Represents opinion fee of $70,000 and maximum expense reimbursement of $10,000 for Ryan Beck's legal and other out-of-pocket expenses

   (2) These estimates are considered to be very preliminary

   (3) As Hanover is obligated to obtain an appraisal of the Shares quarterly, the total costs above do not include the costs of the appraisal and valuation conducted by Gocial Gerstein, LLC








RYAN BECK & CO._________________________________________________________________
                                                                              25

TRANSACTION EVALUATION
________________________________________________________________________________


               CALCULATION OF ESTIMATED ONE TIME INCREMENTAL COSTS
            TO COMPLY WITH SECTION 404 OF SARBANES-OXLEY ACT OF 2002
   _____________________________________________________________________________



                                                           MANAGEMENT ESTIMATES
                                                           ---------------------

   Estimates from Consultants to Establish Internal
   Controls and Documentation Procedures (1)               $174,000 -- $561,000

   Hanover Staff (2)                                       $120,000 -- $200,000

   BDO Seidman Additional Audit Fees (3)                   $ 50,000 -- $200,000
                                                           --------------------
                                                           --------------------
   TOTAL INCREMENTAL COSTS                                 $344,000 -- $961,000
                                                           --------------------

   (1) Consists of four estimates based on projected time commitment of 900 to 3,300 hours. Management believes actual implementation costs would be approximately $350,000 to $400,000

   (2) Represents the initial, first year cost of a senior professional to oversee the internal controls and documentation procedures. Calculated as (i) the promotion and training of an existing employee and hiring of a replacement or (ii) the hiring of a new senior professional

   (3) Represents first year incremental costs. Ongoing incremental audit fees estimated to be $65,000




RYAN BECK & CO._________________________________________________________________
                                                                              26

TRANSACTION EVALUATION
________________________________________________________________________________


                 ESTIMATED ANNUAL PUBLIC COMPANY EXPENSE SAVINGS
   _____________________________________________________________________________

                                                        MANAGEMENT ESTIMATES
                                                     ---------------------------
   Annual Audit Fees                                 $                   45,000

   Annual Legal Fees                                                     25,000

   SEC EDGAR Printer Costs                                               10,000
                                                     ---------------------------
     TOTAL ESTIMATED ANNUAL SAVINGS                  $                   80,000
                                                     ---------------------------




        ESTIMATED ONGOING COSTS - DOCUMENT AND TESTING INTERNAL CONTROLS
   _____________________________________________________________________________

   Hanover Internal Staff Time and Expenses (1)      $                  133,000

   Internal Controls Audit Fees (2)                                      65,000
                                                     ---------------------------
     TOTAL ESTIMATED ONGOING SAVINGS                 $                  198,000
                                                     ---------------------------
                                                     ---------------------------
   TOTAL ESTIMATED ANNUAL AND ONGOING SAVINGS        $                  278,000
                                                     ---------------------------
   (1) Represents the cost, and associated expenses, of a senior professional to oversee the internal controls and documentation procedures

   (2) Hanover's accounting firm projects the ongoing, incremental costs associated with an annual audit of Hanover's internal controls would range from $25,000 to $100,000. Based on discussions with the accounting firm, Hanover management estimates such costs would be likely $65,000







RYAN BECK & CO._________________________________________________________________
                                                                              27

TRANSACTION EVALUATION
________________________________________________________________________________

                ESTIMATED ANNUAL SAVINGS FOLLOWING DEREGISTRATION
________________________________________________________________________________

                                                                 YEAR 1          FIVE YEAR CUMULATIVE
                                                              -----------        --------------------
   Public Company and Internal Controls Expense Savings       $ 278,000                1,390,000(2)
   One Time  Sarbanes-Oxley  Compliance Cost  Savings (1)       652,500                  652,500
                                                              ---------              -----------
       Total Savings                                            930,500                2,042,500
   Deregistration / Tender Offer Costs                          406,722                  406,722
                                                              ---------              -----------

                                                              ---------              -----------
   Net Savings (3)                                            $ 523,778              $ 1,635,778
                                                              ---------              -----------


   (1) Represents midpoint of range of estimated costs of $344,000 to
   $961,000

   (2) Not adjusted for time value of money or any potential inflationary increases. To calculate the present value of the five-year cumulative expense savings, the annual savings amounts would have to be discounted by an appropriate discount factor, taking into account the timing of such savings

   (3) Does not include the intangible benefits to Hanover that may result from management no longer devoting time to tasks associated with public reporting. Management estimates such time as approximately 10% for the CEO, 28% for the CFO, 37% for the Chief Accounting Officer, 10% for the Treasurer and 38% for the Accounting Manager. Management estimates this time to have an opportunity cost of approximately $399,360 annually. Management has estimated this amount by utilizing the SEC's Paperwork Reduction Act of 1995 hourly internal staff cost estimate of $200 per hour pursuant to the SEC's final rule on internal control over financial reporting adopted in 2003 (No. 33-8238, Footnote 174) and a rate of 1920 annual work hours per person.




              CEO                  10x 1920 x $200 =   38,400
              CFO                  28x 1920 x $200 =  107,520
              CAO                  37x 1920 x $200 =  142,080
              Treasurer            10x 1920 x $200 =   38,400
              Accounting Manager   38% 1920 x $100 =   72,960
                                                     --------
                                             Total   $399,360
                                                     --------


RYAN BECK & CO._________________________________________________________________
                                                                              28

TRANSACTION EVALUATION
________________________________________________________________________________


 TRANSACTION
 BENEFITS:


    [_] Cost savings expected to be realized as a result of the suspension of Hanover's periodic reporting obligations under the Exchange Act

    [_] Cost savings resulting from not having to comply with the increased compliance burdens imposed by the Sarbanes-Oxley Act of 2002, including
         Section 404

    [_] Cost savings resulting from no longer being required to service stockholder accounts holding small positions in Hanover's Shares

    [_]  Cost savings for Hanover's directors' and officers' insurance policies

    [_] Indirect savings resulting from a reduction in management's time and effort that will no longer be spent preparing the periodic reports required of public companies

    [_] Ability of the Company to control the dissemination of certain business information, which is currently disclosed in Hanover's periodic reports and made available to Hanover's competitors, vendors, customers and other interested parties




                                                                  (continued...)



RYAN BECK & CO._________________________________________________________________
                                                                              29

TRANSACTION EVALUATION
________________________________________________________________________________


 TRANSACTION
 BENEFITS:
 (..continued)



    [_] The fact that Hanover has not realized many of the benefits normally associated with being a public company due to the relatively limited liquidity and trading activity in Hanover's stock

    [_] Cost of the Transaction to Hanover is not expected to have a material impact on Hanover's cash position or capital resources, or require external financing













RYAN BECK & CO._________________________________________________________________
                                                                              30

TRANSACTION EVALUATION
________________________________________________________________________________


 TRANSACTION
 CONCERNS:


    [_] The tender offer may have to be modified, extended or expanded if the number of shareholders tendering their shares is insufficient to qualify for deregistration


    [_] Following deregistration, Hanover will no longer be required to comply with certain corporate governance policies and other rules applicable to publicly-traded companies

    [_] Certain parties presently engaged in litigation with Hanover may seek to challenge the validity of the Transaction and may attempt to interfere with the deregistration process

    [_] Shareholders holding more than 15 Shares may deem the Transaction to be unfair since they have not been provided the opportunity to tender their Shares at a premium to the current market price

    [_] Following deregistration, if Hanover wishes to raise capital in the public markets, the Company will have to complete the registration process with the SEC and satisfy the appropriate listing requirements


         - Hanover has indicated to Ryan Beck it does not intend to access the public markets for capital in the foreseeable future






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TRANSACTION EVALUATION
________________________________________________________________________________


  IMPACT ON
  ELIGIBLE
  SHAREHOLDERS:


    [_] The Transaction is voluntary for eligible shareholders who may make the decision to remain shareholders of Hanover

    [_] Participating shareholders will receive cash payments per-share in excess of the stock's currently quoted price on the OTCBB

    [_] Participating shareholders will receive cash for all of their Shares without having to pay brokerage commissions

         - Cash payments to participating shareholders may be subject to income taxation

    [_] Participating shareholders will have no further ownership interest in Hanover and will not have the opportunity to participate in the potential appreciation in the value of Hanover

         - As a result of Hanover's Shares being non-voting, the ownership interests in Hanover's Shares are purely economic




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



TRANSACTION EVALUATION
________________________________________________________________________________


    IMPACT ON
    INELIGIBLE
    SHAREHOLDERS:

 [_] Hanover's shareholders following deregistration should benefit from a reduction in the time, money and effort Hanover management previously directed towards items associated with operating as a public company

 [_] Hanover's Shares are non-voting and, therefore, Hanover's continuing shareholders will not see their voting rights affected

 [_] Ineligible holders of Hanover's Shares will not receive cash for their Shares and are expected to experience a reduction in liquidity with respect to their Shares

      - The Shares may be quoted on the Pink Sheets following deregistration, but any public market for the Shares is expected to be highly illiquid. Ryan Beck has noted that the existing market for Hanover's Shares is also illiquid, with an average daily trading volume of 117 Shares (over the last 12 months)

      - Shareholders of Hanover's other securities will not have their liquidity affected

 [_] Management has indicated to Ryan Beck that Hanover intends to continue distributing annual reports and make quarterly reports available to shareholders, however, the level of information regarding Hanover's operations and financial results that is currently available is not expected to be provided in the future

                                                                  (continued...)

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



TRANSACTION EVALUATION
________________________________________________________________________________


    IMPACT ON
    INELIGIBLE
    SHAREHOLDERS:
    (..continued)


    [_] In light of the limited liquidity for Hanover's Shares expected to result Ineligible following deregistration, continuing shareholders may experience a decrease in the value of their Shares

    [_] In light of the termination of Hanover's obligation to make public financial and other information, continuing shareholders may experience a decrease in the value of their shares

    [_] Hanover's ongoing shareholders may see an increase in earnings per share as a result of the reduced number of Shares outstanding, but may also experience a reduction in book value per share as a result of the Transaction






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












________________________________________________________________________________
                                 V. CONCLUSION















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


CONCLUSION
________________________________________________________________________________





    The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Ryan Beck believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Ryan Beck opinion. Ryan Beck may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.














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


CONCLUSION
________________________________________________________________________________



    [_] Participating shareholders, who have voluntarily made the decision to tender their Shares, will receive an amount per share which represents a premium over the current market value for the stock

    [_] The potential loss of liquidity in Hanover's Shares does not appear to be a significant loss given its relatively low historic trading volume

    [_] The detriments associated with the reduction in public information available regarding Hanover's operations and financial results are expected to be offset by the savings in costs and management time which are to be realized from the termination of Hanover's public reporting obligations

    [_] The benefits to Hanover mentioned above, when viewed together, outweigh the detriments mentioned above, when viewed together, and support a conclusion that the Transaction is fair to Hanover





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


CONCLUSION
________________________________________________________________________________






    The proposed transaction is expected to result in Hanover reducing the number of shareholders of record of its Class A common stock below 300, thereby making Hanover eligible for deregistration of its Shares under the Exchange Act.

    BASED ON OUR ANALYSIS AND REVIEW AND IN RELIANCE UPON THE APPRAISAL AND VALUATION OF THE SHARES CONDUCTED BY GOCIAL GERSTEIN, LLC, IT IS OUR OPINION THAT AS OF THE DATE HEREOF THE BENEFITS TO HANOVER OF THE TRANSACTION, WHEN VIEWED TOGETHER, OUTWEIGH THE DETRIMENTS TO HANOVER OF THE TRANSACTION, WHEN VIEWED TOGETHER, AND, THEREFORE, THE TRANSACTION IS FAIR TO THE SHAREHOLDERS OF HANOVER.










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






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                           VI. DRAFT FAIRNESS OPINION